           EXHIBIT 11.4 - COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                      For the Year ended September 30, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

Basic:
  Basic weighted average shares outstanding .....................    3,733

  Stock issued to satisfy S corporation
   distribution in excess of preceding twelve
   months earnings based on the initial public
   offering price per share......................................      479
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  Pro forma total basic weighted average shares outstanding......    4,212
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  Pro forma net income...........................................   $1,162
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  Pro forma net income per share - basic.........................    $0.28
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Diluted:
  Pro forma total basic weighted average shares outstanding......    4,212
  Plus dilutive stock options....................................      149
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  Pro forma total diluted average shares.........................    4,361
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  Pro forma net income per share - diluted.......................    $0.27
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